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                                                                   Exhibit 10.76

[Bank of America Letterhead]



March 7, 2001



Deanne Tully
Tier Technologies, Inc.
1350 Treat Blvd., Ste. 250
Walnut Creek, CA 94596

Dear Ms. Tully,

On December 22, 1998, Tier Technologies, Inc executed a $1,000,000 limited guaranty to NationsBank N.A. (and Bank of America N.A. as a successor party) for a Promissory Note executed by James and Nancy Bildner in favor of NationsBank N.A. The original of said limited guaranty accompanies this letter.

As of the date of this letter, Bank of America hereby releases Tier Technologies, Inc. of any liability under the terms of the attached guaranty as well as any and all subsequent modifications. The attached guaranty is hereby canceled.

Please feel free to call me with any questions.

/s/  Frank Drury



Frank Drury
Senior Vice President
Bank of America N.A.